Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBUS MEDICAL, INC.

Globus Medical, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below amends the Corporation’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 23, 2007. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and has been consented to in writing by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

2. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended as follows:

2.1 Section IV.B. of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and amended and restated as follows:

“B. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is seven hundred twenty-nine million eight hundred sixty-nine thousand eight hundred eighty-one (729,869,881) shares, six hundred seventy-nine million one hundred seventy-eight thousand six hundred thirty-six (679,178,636) shares of which shall be Common Stock (the “Common Stock”) and fifty million six hundred ninety-one thousand two hundred forty-five (50,691,245) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.”

2.2 Section IV.F.2(c)(ii) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and amended and restated as follows:

“(ii) The holders of Class A Common Stock and Class B Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.”

2.3 Section IV.F.2(c)(iii) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and amended and restated as follows:

“(iii) The holders of Class A Common Stock, Class B Common Stock and Series E Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.”

2.4 Section IV.E. of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and amended and restated as follows:

“E. Fifty million six hundred ninety-one thousand two hundred forty-five (50,691,245) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”). Three hundred sixty million (360,000,000) of the authorized shares of Common Stock are hereby designated “Class A Common Stock”, three hundred nine million one hundred seventy-eight thousand six hundred thirty-six (309,178,636) of the authorized shares of Common Stock are hereby designated “Class B Common Stock”, and ten million (10,000,000) of the authorized shares of Common Stock are hereby designated “Class C Common Stock”.”

2.5 Section IV.F.5(j)(v)(B) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and amended and restated as follows:

“(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board up to 32,313,284 shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;”

2.6 Section IV.G. of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and amended and restated as follows:

“G. The rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows

1. VOTING RIGHTS.

(a) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(c) Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(d) The Class C Common Stock shall be nonvoting stock. Each holder of shares of Class C Common Stock shall not be entitled to vote any of the shares of Class C Common Stock held by such holder on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation except as expressly required by the DGCL.

2. DIVIDENDS. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation when, as and if declared by the Board of Directors from time to time with respect to the Common Stock, consistent with Delaware law, out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be, and the holders of Class C Common Stock shall receive Class C Common Stock or rights to acquire Class C Common Stock, as the case may be.

3. LIQUIDATION. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

4. SUBDIVISION OR COMBINATIONS. If the Corporation in any manner subdivides or combines the outstanding shares of one or more classes of Common Stock, the outstanding shares of the other classes of Common Stock will be subdivided or combined in the same manner.

5. EQUAL STATUS. Except as expressly provided in this Article IV, Section G, Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

6. CONVERSION.

(a) As used in this Section 6, the following terms shall have the following meanings:

(i) “Affiliate” shall mean, with respect to any person, any (i) general partner, director or officer or any stockholder or any other person holding 10% or more of the equity interests (on a fully diluted basis) of such person, and (ii) other persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise:

(ii) “Class B Stockholder” shall mean the registered holder of a share of Class B Common Stock that has not been converted into a share of Class A Common Stock at the Effective Time.

(iii) “Transfer” of a share of Class B Common Stock shall mean any direct sale, assignment, gift, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, a direct transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the direct transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section G.6(a)(iii).

(A) the granting of a proxy to officers or directors of the Corporation whether or not at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; or

(B) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to which Voting Control is granted over such share to an officer or director of the

Corporation that does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner;

(C) a Transfer by a stockholder who is an individual upon such stockholder’s death pursuant to a will or the laws of descent and distribution;

(D) any Transfer of Convertible Securities;

(E) any Transfer to an Affiliate; or

(F) any Transfer by an individual stockholder to, or for the benefit of, any spouse or any ancestor, descendant, sibling, or child of a sibling of such stockholder or his or her spouse (each, a “Family Member”), or any Transfer by a stockholder to a trust, or limited partnership or limited liability company for the benefit of such individual stockholder or any Family Member.

(iv) “Voting Control” with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(b) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at any time at the option of the holder thereof. The holder of each share of Class B Common Stock may exercise the conversion rights as to such share by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Class B Common Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued.

(c) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share.

(d) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, consistent with applicable law and the provisions of this Amended and Restated Certificate of Incorporation, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer of a share of Class B Common Stock results in a conversion to Class A Common Stock shall be conclusive.

(e) In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section F, such conversion shall be deemed to have been made (a) upon the receipt by the Corporation of the holder’s notice pursuant to Section G.6(b) above, or (b) at the time that the Transfer of such shares occurred, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(f) Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock immediately upon the closing of a Qualified Public Offering. Upon the closing of a Qualified Public Offering, the outstanding shares of Class C Common Stock shall be converted into Class A Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class C Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class C Common Stock, the holders of Class C Common Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Class C Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class C Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

7. RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and the shares of Class C Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock into shares of Class A Common Stock.”

IN WITNESS WHEREOF, Globus Medical, Inc. has caused this Certificate of Amendment to be executed by David C. Paul, its Chief Executive Officer, on this the 23rd day of January 2009.

GLOBUS MEDICAL, INC.

By:	/s/ David C. Paul
David C. Paul
Chief Executive Officer